Exhibit 3.11

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF DESIGNATION

OF THE

5% SERIES A CONVERTIBLE PREFERRED STOCK

OF

OMNICOMM SYSTEMS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the "GCL"), the undersigned, being the Chief Executive Officer of OmniComm Systems, Inc., hereby certifies as follows:

1. The name of the corporation is OMNICOMM SYSTEMS, INC. (hereinafter referred to as the "Company").

2. The Certificate of Designation of 5% Series A Convertible Preferred Stock of the Company as filed with the State of Delaware on July 19, 1999, which was amended by Certificate of Increase of 5% Series A Convertible Preferred Stock filed on December 17, 1999 and Certificate of Amendment to Certificate of Designation of 5% Series A Convertible Preferred Stock filed on September 6, 2002, which was corrected by Corrected Certificate of Certificate of Designation of 5% Series A Convertible Preferred Stock on May 19, 2003 (collectively, the “Certificate of Designation”), is hereby amended as provided herein.

3. The undersigned does hereby certify that the following amendments were (i) duly adopted by the Board of Directors of the Company on September 14, 2015, and (ii) approved by the holders of a majority of the issued and outstanding voting securities of the Company and the holders of a majority of the issued and outstanding 5% Series A Convertible Preferred Stock of the Company ("Series A Preferred Stock") on September 28, 2015.

4.     Paragraph FOURTH, subparagraph (c) of the Certificate of Designation be and hereby is deleted in its entirety and substituted with the following:

"(c)     Anti-Dilution Provisions. The conversion price of the Series A Preferred Stock (“Conversion Price”) in effect at any time and the number and kind of securities issuable upon the conversion of the Series A Preferred Stock shall be subject to adjustment from time to time upon the happening of certain events as follows:

(A)      In case the Company shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

Exhibit 3.11

(B)      In case the Company shall fix a record date for the issuance of rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price (the “Subscription Price”) (or having a conversion price per share) less than the current market price on such record date (as defined in Subsection (H) below), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such issuance by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the record date mentioned below and the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price per share (as defined in Subsection (H) below) of the Common Stock, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date and the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants.

(C)      In case the Company shall hereafter distribute to all the holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions and dividends or distributions referred to in Subsection (A) above) or subscription rights or warrants (excluding those referred to in Subsection (B) above), then in each such case the Conversion Price in effect thereafter shall be determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the current market price (as defined in Subsection (H) below) per share of Common Stock, less the fair market value (as determined by the Company's Board of Directors) of said assets or evidences of indebtedness so distributed or of such rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such current market price per share of Common Stock. Such adjustment shall be made successively whenever such a record date is fixed. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution.

Exhibit 3.11

(D)      In case the Company shall hereafter issue shares of its Common Stock (excluding shares issued (i) in any of the transactions described in Subsection (A) above, (ii) to the Company's officers, directors, employees and consultants, or upon exercise of options granted to the Company's officers, directors, employees and consultants, under a plan or plans adopted by the Company's Board of Directors or a committee thereof and approved by its shareholders, if such shares would otherwise be included in this Subsection (D), (iii) upon exercise of options, warrants, convertible securities and convertible debentures outstanding as of the effective date of the Certificate of Designation, (iv) to shareholders of any corporation which merges into the Company in proportion to their stock holdings of such corporation immediately prior to such merger, upon such merger, (v) in a private placement where the Offering Price (as defined below) is at least 75% of the current market price, (vi) in a bona fide public offering pursuant to a firm commitment underwriting, or (vii) in connection with an acquisition of a business, assets or technology which has been approved by a majority of the Company’s outside directors) for a consideration per share (the “Offering Price”) less than the current market price on the date of such issuance (as defined in Subsection (H) below), the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares and the number of shares of Common Stock which the aggregate consideration received for the issuance of such additional shares would purchase at such current market price per share of Common Stock, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made.

(E)      In case the Company shall hereafter issue any securities convertible into or exchangeable for its Common Stock (excluding securities issued in transactions described in Subsections (B), (C) and (D)(i) through (vii) above) for a consideration per share of Common Stock (the “Exchange Price”) initially deliverable upon conversion or exchange of such securities (determined as provided in Subsection (G) below) less than the current market price on the date of such issuance (as defined in Subsection (H) below), the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such securities and the number of shares of Common Stock which the aggregate consideration received for such securities would purchase at such current market price per share of Common Stock, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance and the maximum number of shares of Common Stock of the Company deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate. Such adjustment shall be made successively whenever such an issuance is made.

Exhibit 3.11

(F)      Whenever the Conversion Price is adjusted pursuant to Subsections (A), (B), (C), (D) or (E) above, the number of Conversion Shares issuable upon conversion of a share of Series A Preferred Stock shall simultaneously be adjusted by multiplying the number of Conversion Shares initially issuable upon conversion of such shares of Series A Preferred Stock by the Conversion Price in effect on the date hereof and dividing the product so obtained by the Conversion Price, as adjusted.

(G)      For purposes of any computation respecting consideration received pursuant to Subsections (D) and (E) above, the following shall apply:

(i)

in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

(ii)

in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Company (irrespective of the accounting treatment thereof), whose determination shall be conclusive; and

(iii)

in the case of the issuance of securities convertible into or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this Subsection (G)). Upon the expiration or termination of any such securities convertible into or exchangeable for shares of Common Stock, the Conversion Price shall be automatically readjusted to the Conversion Price that would have been obtained had such convertible or exchangeable securities not been issued.

Exhibit 3.11

(H)      For the purpose of any computation under any Subsection above, the current market price per share of Common Stock at any date shall be determined as follows:

(i)

If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange, the current market price per share of Common Stock at any date shall be  the higher of (a) the average of the last reported sales prices of the Common Stock on such exchange for the 20 consecutive trading days before such date and (b) the last reported sales price on the trading day immediately preceding such date; provided that if no such sale is made on a day within such period or no closing sale price is quoted, that day’s market price shall be the average of the closing bid and asked prices for such day on such exchange or system; or

(ii)

If the Common Stock is not so listed or admitted to unlisted trading privileges, the current market price per share of Common Stock on any date shall be the mean of the average closing price of the Common Stock reported by the OTC Marketplace for the 20 consecutive trading days before such date; or

(iii)

If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current market price per share of Common Stock on any date shall be an amount determined in a reasonable manner by the Board of Directors of the Company.

(I)      No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least five cents ($0.05) in such price; provided, however, that any adjustments which by reason of this Subsection (I) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under the Subsections herein shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything in the Subsections herein to the contrary notwithstanding, the Company shall be entitled, but shall not be required, to make such changes in the Conversion Price, in addition to those required by the Subsections  herein, as it shall determine, in its sole discretion, to be advisable in order that any dividend or distribution in shares of Common Stock, or any subdivision, reclassification or combination of Common Stock, hereafter made by the Company shall not result in any Federal Income tax liability to the holders of Common Stock or securities convertible into Common Stock.

Exhibit 3.11

(J)      In the event that at any time, as a result of an adjustment made pursuant to the Subsections herein, the holders of the Series A Preferred Stock thereafter shall become entitled to receive any securities, other than Common Stock, thereafter the number of such other securities so receivable upon conversion of the Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Subsections (A) to (I), inclusive above.

(K)      In case of any reorganization, reclassification or change of the Common Stock (including any such reorganization, reclassification or change in connection with a consolidation or merger in which the Company is the continuing entity), or any consolidation of the Company with, or merger of the Company with or into, any other entity (other than a consolidation or merger in which the Company is the continuing entity), or of any sale of the properties and assets of the Company as, or substantially as, an entirety to any other person or entity, each share of Series A Preferred Stock then outstanding shall thereafter be convertible into the kind and amount of stock or other securities or property receivable upon such reorganization, reclassification, change, consolidation, merger or sale by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock would have been converted prior to such transaction. The provisions of this Subsection (K) shall similarly apply to successive reorganizations, reclassifications, changes, consolidations, mergers or sales immediately prior to such reorganization, reclassification, change, consolidation, merger or sale.”

5.     Paragraph FIFTH of the Certificate of Designation be and hereby is deleted in its entirety.

6.     Paragraph SIXTH of the Certificate of Designation be and hereby is deleted in its entirety and substituted with the following:

         "Until such time as the shares of Series A Preferred Stock and shares of Common Stock of the Company (“Common Stock”) issuable upon conversion of the Series A Preferred Stock (collectively, the “Securities”), have been registered under the Securities Act of 1933, as amended, and may be sold in accordance with an effective registration statement, or until such Securities can otherwise be sold without restriction, whichever is earlier, the certificates and other instruments representing any of the Securities shall bear a restrictive legend in substantially the following form:

Exhibit 3.11

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

7.     The Certificate of Designation be and hereby is amended to add the following paragraph as NINETH:

“The holders of the Series A Preferred Stock shall be entitled to receive all communications sent by the Company to the holders of the Common Stock.”

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Certificate of Designation to be duly executed by its Chief Executive Officer this 12th day of November 2015.

OmniComm Systems, Inc.

By:	/s/ Cornelis F. Wit
Cornelis F. Wit, Chief Executive Officer